Exhibit 99.1
Reynolds Consumer Products Reports
Fourth Quarter and Full Year 2023 Financial Results; Provides 2024 Outlook
2023 Net Income and Adjusted EBITDA Increased 16%

Record Fourth Quarter Net Income and Adjusted EBITDA; Increased 28% and 19%

Record Operating Cash Flow of $644M; Net Debt Leverage1 Reduced to 2.7x

Guides Double-Digit Net Income Growth, Reduction of Net Debt1 to $1.5B to $1.6B at Year End
LAKE FOREST, IL, February 7, 2024 – (BUSINESSWIRE) – Reynolds Consumer Products Inc. (the “Company”) (Nasdaq: REYN) today reported financial results for the fourth quarter and fiscal year ended December 31, 2023.
Fiscal Year 2023 Highlights
•Net Revenues of $3,756 million vs. $3,817 million in 2022
◦Retail net revenues of $3,559 million vs. $3,549 million in 2022
◦Non-retail net revenues of $197 million vs. $268 million in 2022
•Net Income of $298 million vs. $258 million in 2022
•Adjusted EBITDA of $636 million vs. $546 million in 2022
•Earnings Per Share of $1.42 vs. $1.23 in 2022; Adjusted Earnings Per Share of $1.42 vs. $1.28 in 2022
•Operating Cash Flow of $644 million vs. $219 million in 2022

The Company continued to gain market share in 2023 as retail volume decreased 2% compared to a weighted average category decline of 4% for the year.

Net income and Adjusted EBITDA each increased 16% over the prior year driven by effective execution of the Reynolds Cooking & Baking recovery plan, ongoing work to optimize the retail product portfolio, lower operational costs and previously implemented pricing actions, partially offset by higher SG&A including increased investment in advertising. Net income benefited from the same factors as the increase in Adjusted EBITDA, partially offset by higher interest and income tax expense.

Free cash flow of $540 million represented a $449 million increase compared to free cash flow in the prior year. Net debt to trailing twelve months Adjusted EBITDA improved by more than one turn of leverage from 3.8x on December 31, 2022 to 2.7x on December 31, 2023.

“Reynolds Consumer Products is performing very well in a challenging economic environment and I am extremely proud of all that our team accomplished in 2023,” said Lance Mitchell, President and Chief Executive Officer. “We increased market share in our largest categories, restored operational stability in the Reynolds Cooking & Baking business, outperformed our earnings expectations and drove record cash flows, resulting in leverage of less than three times Adjusted EBITDA at year end. Our integrated brand and store brand model remains a competitive advantage and we will build upon these accomplishments to drive further earnings growth and financial flexibility in 2024.”

1 Net Debt is defined as the current portion of long-term debt plus long-term debt less cash and cash equivalents. Net Debt Leverage is defined as Net Debt divided by Adjusted EBITDA. See “Use of Non-GAAP Financial Measures” for additional information.

Fourth Quarter 2023 Highlights
•Net Revenues of $1,007 million vs. $1,089 million in Q4 2022
◦Retail net revenues of $972 million vs. $1,014 million in Q4 2022
◦Non-retail net revenues of $35 million vs. $75 million in Q4 2022
•Net Income of $137 million vs. $107 million in Q4 2022
•Adjusted EBITDA of $238 million vs. $200 million in Q4 2022
•Earnings Per Share of $0.65 vs. $0.51 in Q4 2022; Adjusted Earnings Per Share of $0.65 vs. $0.53 in Q4 2022

Retail volume decreased 3%, outperforming a weighted average category decline of 4%.

Net income and Adjusted EBITDA increased 28% and 19%, respectively, over the fourth quarter of 2022 driven by effective execution of the Reynolds Cooking & Baking recovery plan, increased optimization of the retail product portfolio and lower operational costs, partially offset by higher SG&A including increased investment in advertising. Net income benefited from the same factors as the increase in Adjusted EBITDA, partially offset by higher income tax expense.

Reynolds Cooking & Baking

•Net revenues decreased $41 million to $357 million driven by a $40 million decrease in low margin non-retail sales
•Adjusted EBITDA increased $44 million to $89 million

Adjusted EBITDA doubled, reflecting execution of the Reynolds Cooking & Baking recovery plan, ongoing work to optimize the retail product portfolio and lower operational costs, partially offset by higher advertising investments.

Implementation of the Reynolds Cooking & Baking recovery plan delivered the commercial, operational and financial objectives set at the start of the year and returned the business to historical levels of earnings.

Volume was down 11% for the quarter driven by a nine-point headwind from low margin non-retail sales.

Retail volume decreased 2%, outperforming the category. Strength was driven by Reynolds Wrap®, which gained additional share of household foil, the national launch of Reynolds Kitchens® Stay Flat Parchment with SmartGrid® and distribution gains for new products including Reynolds Kitchens® Air Fryer liners.
Hefty Waste & Storage
•Net revenues decreased $5 million to $237 million
•Adjusted EBITDA increased $1 million to $73 million

Adjusted EBITDA increased slightly as lower operational costs were largely offset by investments to support growth.

Volume increased 1% as Hefty gained additional share of the waste bags category driven by advertising, trade and product innovation. Hefty Fabuloso® delivered its third consecutive year of strong double digit growth and continues to gain share, achieving nearly $160 million in retail sales for the year. Other new food and waste bag products are also building velocity and gaining distribution including new Hefty® Ultra Strong made with 50% Recovered Materials, Hefty press to close food bags and Hefty half gallon slider bags.

Hefty Tableware
•Net revenues decreased $38 million to $259 million
•Adjusted EBITDA decreased $4 million to $58 million

Adjusted EBITDA decreased 6% reflecting lower volume.

Volume declines moderated to down 7% as improved holiday-related features, displays and promotions partially offset continued elasticity pressure.

Plans to drive further volume improvement are being implemented and include adjustments to price, pack sizes and promotions to hit key price points, new products at lower opening price points, increased distribution of high velocity products, introduction and expansion of sustainable product innovations and rollout of Hefty® Zoopals® to brick and mortar retailers.
Presto Products
•Net revenues decreased $3 million to $153 million
•Adjusted EBITDA increased $4 million to $34 million

Adjusted EBITDA increased 13% primarily reflecting lower operational costs.

Volume decreased 3% driven by initiatives to optimize the retail product portfolio. Strong performance in food bags continued to benefit from product innovation including press to close stand and fill bags and bio-based sandwich bags produced with 20% plant & ocean materials.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents were $115 million at December 31, 2023, and debt was $1,832 million resulting in net debt of $1,717 million. This compares to cash and cash equivalents of $38 million, and debt of $2,091 million at December 31, 2022, which is a $336 million reduction in net debt.

During the fourth quarter of 2023, the Company made voluntary principal payments totaling $150 million on its term loan facility, contributing to a full year reduction in debt of $259 million.

Capital expenditures were $104 million for the year ended December 31, 2023 compared to $128 million in the prior year.

Operating cash flow of $644 million represented a $425 million increase compared to 2022, and free cash flow of $540 million represented a $449 million increase by comparison to free cash flow in the prior year.

First Quarter and Fiscal Year 2024 Outlook
The Company forecasts the following results for its fiscal year and first quarter:

Fiscal Year 2024 Outlook
Net revenues	$3,530 to $3,640 million
Net income	$331 to $347 million
Adjusted EBITDA	$660 to $680 million
Earnings per share	$1.57 to $1.65
Net debt at December 31, 2024	$1.5 to $1.6 billion

Q1 2024 Outlook
Net revenues	$795 to $820 million
Net income	$44 to $48 million
Adjusted EBITDA	$115 to $120 million
Earnings per share	$0.21 to $0.23
The Company guides full-year 2024 net revenues to be approximately $3,530 million to $3,640 million versus prior year net revenues of $3,756 million consisting of the following assumptions:
1% reduction from pricing
3% reduction from lower non-retail volume and further optimization of the retail product portfolio
2% reduction to 1% increase from retail volume at or better than category forecasts

The Company guides first quarter 2024 net revenues to be approximately $795 million to $820 million versus prior year net revenues of $874 million consisting of the following assumptions:
Unchanged pricing
4.5% reduction from lower non-retail volume and further optimization of the retail product portfolio
4.5% to 1.5% reduction from retail volume at or better than category forecasts

Commodity rates are expected to remain more stable than in recent years.

The Company forecasts Adjusted EBITDA growth to be driven by retail volume at or above category forecasts, further improvements in product mix, the Reynolds Cooking & Baking business’ recovery of historical earnings and delivery of additional Reyvolution cost savings.

Net income growth is forecasted to be driven by the same factors driving Adjusted EBITDA, in addition to an approximately $20 million expected reduction in interest expense compared to 2023 net interest expense of $119 million.

The Company forecasts phasing of quarterly Adjusted EBITDA returning to historical averages.

“We expanded margins over 250 basis points in 2023 and over 500 basis points in the fourth quarter, helping drive a reduction in leverage by more than one turn of EBITDA for the year, further demonstrating RCP’s durable business model and strong cash flow generation,” said Scott Huckins, Chief Financial Officer. “In 2024, we expect to drive additional earnings growth by investing in our categories and product innovation, further optimizing our retail product mix and unlocking additional productivity, allowing us to achieve our targeted leverage range by year end, increasing our financial flexibility.”

Quarterly Dividend
The Company’s Board of Directors has approved a quarterly dividend of $0.23 per common share. The Company expects to pay this dividend on February 29, 2024, to shareholders of record as of February 15, 2024.

Earnings Webcast
The Company will host a live webcast this morning at 7:00 a.m. CT (8:00 a.m. ET). A link to the webcast and all related earnings materials will be available on the Company’s Investor Relations website at https://investors.reynoldsconsumerproducts.com.
About Reynolds Consumer Products Inc.
Reynolds Consumer Products is a leading provider of household products that simplify daily life so consumers can enjoy what matters most. With a presence in 95% of households across the United States, Reynolds Consumer Products manufactures and sells products that people use in their homes across three broad categories: cooking, waste and storage, and disposable tableware. Iconic brands include Reynolds Wrap® aluminum foil and Hefty® tableware and trash bags, in addition to dedicated store brands which are strategically important to retail customers. Overall, Reynolds Consumer Products holds the No. 1 or No. 2 U.S. market share position in the majority of product categories it serves. For more information, visit https://investors.reynoldsconsumerproducts.com.
Forward Looking Statements
This press release contains statements reflecting our views about our future performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including our first quarter and fiscal year 2024 guidance. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “intends,” “outlook,” “forecast”, “position”, “committed,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “model”, “assumes,” “confident,” “look forward,” “potential” “on track”, or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth and recovery of profitability, management of costs and other disruptions and other strategies, and anticipated trends in our business, including expected levels of commodity costs and volume. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q.
For additional information on these and other factors that could cause our actual results to materially differ from those set forth herein, please see our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

REYN-F

Investor Contact
Mark Swartzberg
Mark.Swartzberg@reynoldsbrands.com
(847) 482-4081

Reynolds Consumer Products Inc.
Consolidated Statements of Income
(amounts in millions, except for per share data)

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net revenues	$985	$1,065	$3,673	$3,716
Related party net revenues	22	24	83	101
Total net revenues	1,007	1,089	3,756	3,817
Cost of sales	(698)	(843)	(2,814)	(3,041)
Gross profit	309	246	942	776
Selling, general and administrative expenses	(103)	(77)	(430)	(340)
Other expense, net	—	(4)	—	(22)
Income from operations	206	165	512	414
Interest expense, net	(28)	(28)	(119)	(76)
Income before income taxes	178	137	393	338
Income tax expense	(41)	(30)	(95)	(80)
Net income	$137	$107	$298	$258

Earnings per share
Basic	$0.65	$0.51	$1.42	$1.23
Diluted	$0.65	$0.51	$1.42	$1.23

Weighted average shares outstanding:
Basic	210.0	209.9	210.0	209.8
Diluted	210.0	209.9	210.0	209.9

Reynolds Consumer Products Inc.
Consolidated Balance Sheets
As of December 31
(amounts in millions, except for per share data)

	2023	2022
Assets
Cash and cash equivalents	$115	$38
Accounts receivable, net	347	348
Other receivables	7	15
Related party receivables	7	7
Inventories	524	722
Other current assets	41	41
Total current assets	1,041	1,171
Property, plant and equipment, net	732	722
Operating lease right-of-use assets, net	56	65
Goodwill	1,895	1,879
Intangible assets, net	1,001	1,031
Other assets	55	61
Total assets	$4,780	$4,929
Liabilities
Accounts payable	$219	$252
Related party payables	34	46
Current portion of long-term debt	—	25
Current operating lease liabilities	16	14
Income taxes payable	22	14
Accrued and other current liabilities	187	145
Total current liabilities	478	496
Long-term debt	1,832	2,066
Long-term operating lease liabilities	42	53
Deferred income taxes	357	365
Long-term postretirement benefit obligation	16	34
Other liabilities	72	47
Total liabilities	$2,797	$3,061
Stockholders’ equity
Common stock, $0.001 par value; 2,000 shares authorized; 210 shares issued and outstanding	—	—
Additional paid-in capital	1,396	1,385
Accumulated other comprehensive income	50	52
Retained earnings	537	431
Total stockholders’ equity	1,983	1,868
Total liabilities and stockholders’ equity	$4,780	$4,929

Reynolds Consumer Products Inc.
Consolidated Statements of Cash Flows
For the Years Ended December 31
(amounts in millions)

	2023	2022
Cash provided by operating activities
Net income	$298	$258
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	124	117
Deferred income taxes	(5)	1
Stock compensation expense	14	5
Change in assets and liabilities:
Accounts receivable, net	—	(31)
Other receivables	7	(3)
Related party receivables	—	3
Inventories	198	(139)
Accounts payable	(31)	(14)
Related party payables	(12)	8
Income taxes payable / receivable	9	13
Accrued and other current liabilities	42	1
Net cash provided by operating activities	644	219
Cash used in investing activities
Acquisition of property, plant and equipment	(104)	(128)
Acquisition of business	(6)	—
Net cash used in investing activities	(110)	(128)
Cash used in financing activities
Repayment of long-term debt	(262)	(25)
Dividends paid	(192)	(192)
Other financing activities	(3)	—
Net cash used in financing activities	(457)	(217)
Cash and cash equivalents:
Increase (decrease) in cash and cash equivalents	77	(126)
Balance as of beginning of the year	38	164
Balance as of end of the year	$115	$38

Cash paid:
Interest – long-term debt, net of interest rate swaps	114	68
Income taxes	90	64

Reynolds Consumer Products Inc.
Segment Results
(amounts in millions)

	Reynolds Cooking & Baking	Hefty Waste & Storage	Hefty Tableware	Presto Products	Unallocated(1)	Total
Revenues
Three Months Ended December 31, 2023	$357	$237	$259	$153	$1	$1,007
Three Months Ended December 31, 2022	398	242	297	156	(4)	1,089
Year Ended December 31, 2023	1,273	942	967	593	(19)	3,756
Year Ended December 31, 2022	1,287	946	1,000	604	(20)	3,817
Adjusted EBITDA
Three Months Ended December 31, 2023	$89	$73	$58	$34	$(16)	$238
Three Months Ended December 31, 2022	45	72	62	30	(9)	200
Year Ended December 31, 2023	184	261	174	112	(95)	636
Year Ended December 31, 2022	142	207	134	96	(33)	546
(1)The unallocated net revenues include elimination of inter-segment revenues and other revenue adjustments. The unallocated Adjusted EBITDA represents the combination of corporate expenses which are not allocated to our segments and other unallocated revenue adjustments.

Components of Change in Net Revenues for the Three Months Ended December 31, 2023 vs. the Three Months Ended December 31, 2022

	Price	Volume/Mix	Total
Reynolds Cooking & Baking	1%	(11)%	(10)%
Hefty Waste & Storage	(3)%	1%	(2)%
Hefty Tableware	(6)%	(7)%	(13)%
Presto Products	—%	(3)%	(3)%
Total RCP	(1)%	(7)%	(8)%

Components of Change in Net Revenues for the Twelve Months Ended December 31, 2023 vs. the Twelve Months Ended December 31, 2022

	Price	Volume/Mix	Total
Reynolds Cooking & Baking	—%	(1)%	(1)%
Hefty Waste & Storage	2%	(2)%	—%
Hefty Tableware	5%	(8)%	(3)%
Presto Products	—%	(2)%	(2)%
Total RCP	2%	(4)%	(2)%

Use of Non-GAAP Financial Measures
We use non-GAAP financial measures “Adjusted EBITDA,” “Adjusted Net Income,” “Adjusted Earnings Per Share,” “Net Debt,” “Net Debt to Trailing Twelve Months Adjusted EBITDA,” and “Free Cash Flow” in evaluating our past results and future prospects. We define Adjusted EBITDA as net income calculated in accordance with GAAP, plus the sum of income tax expense, net interest expense, depreciation and amortization and further adjusted to exclude IPO and separation-related costs, as well as other non-recurring costs. We define Adjusted Net Income and Adjusted Earnings Per Share (“Adjusted EPS”) as Net Income and Earnings Per Share (“EPS”) calculated in accordance with GAAP, plus IPO and separation-related costs, as well as other non-recurring costs.  We define Net Debt as the current portion of long-term debt plus long-term debt less cash and cash equivalents. We define Net Debt to Trailing Twelve Months Adjusted EBITDA as Net Debt (as defined above) as of the end of the period to Adjusted EBITDA (as defined above) for the period. We define Free Cash Flow as net cash provided by operating activities in the period minus the acquisition of property, plant and equipment in the period.
We present Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans and make strategic decisions. In addition, our chief operating decision maker uses Adjusted EBITDA of each reportable segment to evaluate the operating performance of such segments. We use Adjusted Net Income and Adjusted Earnings Per Share as supplemental measures to evaluate our business’ performance in a way that also considers our ability to generate profit without the impact of certain items. We use Net Debt as we believe it is a more representative measure of our liquidity. We use Net Debt to Trailing Twelve Months Adjusted EBITDA because it reflects our ability to service our debt obligations. We use Free Cash Flow because it measures our ability to generate additional cash from our business operations. Accordingly, we believe presenting these measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors.
Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP financial measures presented by other companies.
Guidance for fiscal year and first quarter 2024, where adjusted, is provided on a non-GAAP basis. The Company cannot reconcile its expected Net Debt at December 31, 2024 to expected total debt, or expected ratios involving Net Debt, without reasonable effort because certain items that impact total debt and other reconciling measures are out of the Company’s control and/or cannot be reasonably predicted at this time, to which unavailable information could have a significant impact on the Company’s GAAP financial results.
Please see reconciliations of non-GAAP measures used in this release (with the exception of our December 31, 2024 Net Debt outlook, as described above) to the most directly comparable GAAP measures, beginning on the following page.

Reynolds Consumer Products Inc.
Reconciliation of Net Income to Adjusted EBITDA
(amounts in millions)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2023	2022	2023	2022
	(in millions)		(in millions)
Net income – GAAP	$137	$107	$298	$258
Income tax expense	41	30	95	80
Interest expense, net	28	28	119	76
Depreciation and amortization	32	30	124	117
IPO and separation-related costs (1)	—	3	—	12
Other	—	2	—	3
Adjusted EBITDA (Non-GAAP)	$238	$200	$636	$546
(1)Reflects costs related to the IPO process, as well as costs related to our separation to operate as a stand-alone public company. These costs are included in Other expense, net in our consolidated statements of income.

Reynolds Consumer Products Inc.
Reconciliation of Net Income and EPS to Adjusted Net Income and Adjusted EPS
(amounts in millions, except per share data)

	Three Months Ended December 31, 2023			Three Months Ended December 31, 2022
	Net Income	Diluted Shares	Diluted EPS	Net Income	Diluted Shares	Diluted EPS
As Reported - GAAP	$137	210	$0.65	$107	210	$0.51
Adjustments:
IPO and separation-related costs (1)	—	—	—	2	210	0.01
Other (1)	—	—	—	2	210	0.01
Adjusted (Non-GAAP)	$137	210	$0.65	$111	210	$0.53
(1)Amounts are after tax, calculated using a tax rate of 22.2% three months ended December 31, 2022, which is our effective tax rate for the period presented.

	Year Ended December 31, 2023			Year Ended December 31, 2022
	Net Income	Diluted Shares	Diluted EPS	Net Income	Diluted Shares	Diluted EPS
As Reported - GAAP	$298	210	$1.42	$258	210	$1.23
Adjustments:
IPO and separation-related costs (1)	—	—	—	9	210	0.04
Other (1)	—	—	—	2	210	0.01
Adjusted (Non-GAAP)	$298	210	$1.42	$269	210	$1.28
(1)    Amounts are after tax, calculated using a tax rate of 23.6% for the twelve months ended December 31, 2022, which is our effective tax rate for the period presented.

Reynolds Consumer Products Inc.
Reconciliation of Total Debt to Net Debt and Calculation of Net Debt to Trailing Twelve Months Adjusted EBITDA
(amounts in millions, except for Net Debt to Trailing Twelve Months Adjusted EBITDA)

As of December 31, 2023
Current portion of long-term debt	$—
Long-term debt	1,832
Total debt	1,832
Cash and cash equivalents	(115)
Net debt (Non-GAAP)	$1,717
For the twelve months ended December 31, 2023
Adjusted EBITDA (Non-GAAP)	$636

Net Debt to Trailing Twelve Months Adjusted EBITDA	2.7x

As of December 31, 2022
Current portion of long-term debt	$25
Long-term debt	2,066
Total debt	2,091
Cash and cash equivalents	(38)
Net debt (Non-GAAP)	$2,053
For the twelve months ended December 31, 2022
Adjusted EBITDA (Non-GAAP)	$546

Net Debt to Trailing Twelve Months Adjusted EBITDA	3.8x
Reynolds Consumer Products Inc.
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(amounts in millions)

	For the Years Ended December 31
	2023	2022
Net cash provided by operating activities	$644	$219
Acquisition of property, plant and equipment	(104)	(128)
Free cash flow	$540	$91
Reynolds Consumer Products Inc.
Reconciliation of Q1 2024 and FY2024 Net Income Guidance to Adjusted EBITDA Guidance
(amounts in millions)

	Three Months Ended March 31, 2024		Year Ended December 31, 2024
	Low	High	Low	High
Net income (GAAP)	$44	$48	$331	$347
Income tax expense	15	16	108	112
Interest expense, net	26	26	100	100
Depreciation and amortization	30	30	121	121
Adjusted EBITDA	$115	$120	$660	$680